Exhibit 99.1
Alto Neuroscience Announces Acquisition of Novel Dopamine Agonist Combination Product Candidate, Adding Late-Stage Readout in Treatment Resistant Depression Within Current Cash Runway

– ALTO-207 (fka CTC-501) is a fixed-dose combination of pramipexole and ondansetron designed to induce rapid antidepressant effects while mitigating dose-limiting adverse events of pramipexole –

– Alto has generated proprietary insights on dopamine biomarkers in depression suggesting that direct dopamine receptor activation with ALTO-207 has the potential to be a differentiated therapeutic approach for treatment resistant depression (TRD) –

– CTC-501 met primary and secondary endpoints in a completed Phase 2a study in MDD, demonstrating significantly greater improvements on MADRS compared to placebo (Week 8 Cohen’s d = 1.1, p<0.05) –

– Alto expects to initiate a Phase 2b trial, designed to be a potentially pivotal study, with ALTO-207 in patients with TRD by mid-2026 and report topline data in 2027 –

– Cash guidance unchanged; current cash is expected to fund planned operations into 2028, through at least five planned clinical study readouts –

– Company to host conference call and webcast today, June 3, at 8 a.m. ET –

Mountain View, Calif., June 3, 2025 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today announced that it entered into an asset purchase agreement with Chase Therapeutics Corporation for a portfolio of potentially best-in-class dopamine agonist drug combinations, including ALTO-207, formerly known as CTC-501, for treatment resistant depression (TRD), generally defined as a failure on two or more antidepressants.

The most advanced program, ALTO-207 (formerly known as CTC-501), is a fixed-dose combination of pramipexole, a dopamine D3-preferring D3/D2 agonist, approved for the treatment of Parkinson’s disease with demonstrated antidepressant effect, and ondansetron, an antiemetic, selective 5-HT3 receptor antagonist. As a fixed-dose combination, ALTO-207 is designed to enable rapid titration and higher dosing by mitigating the dose-limiting adverse events typically experienced with pramipexole. ALTO-207 is being developed to address the significant unmet need for patients with TRD.

“The expansion of our pipeline aligns with Alto’s mission to drive innovation in psychiatry through novel therapeutic solutions,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “With proprietary insights on dopamine biomarkers in depression that enable targeted neuropsychiatric drug development, we are uniquely positioned to advance ALTO-207, a differentiated, late-stage product candidate with robust clinical effects to date, which are supported with historical pramipexole data. The fixed-dose combination of pramipexole and ondansetron offers a novel treatment strategy designed to optimize for a rapid treatment effect with faster titration, and balance safety and tolerability at high doses. We believe the convenience of a single prescribable agent will also improve compliance and support clinician and patient adoption. Leveraging our targeted biomarker approach to stratify for TRD patients most likely to respond to treatment, we look forward to building on the positive Phase 2a results and initiating a Phase 2b trial, with a potentially pivotal design, by mid-2026.”

Dr. Etkin continued, “The strategic transaction with Chase Therapeutics allows us to add a major late-stage clinical readout to our pipeline without changing our current cash runway guidance into 2028. Broadly, we believe this opportunity underscores the robust value of our precision platform and bolsters our prospects for long-term growth through driving innovation in psychiatry.”

Thomas Chase, M.D., President and Chief Executive Officer of Chase Therapeutics Corporation added, “Supported by the robust clinical effects in our completed Phase 2a study, we believe CTC-501, has the potential to address the critical need for more effective, mechanistically distinct interventions for patients with

TRD. Given Alto’s expertise in dopamine-related products in depression, we believe they are an ideal partner to maximize the therapeutic potential of our portfolio in depression and Parkinson’s disease. We look forward to seeing Alto continue this exciting momentum as they work toward realizing our shared vision for patients.”

Michael Browning DPhil, MB.BS, MRCP, MRCPsych, Professor of Computational Psychiatry, University of Oxford commented, “I am highly encouraged by the recently completed PAX-D study of pramipexole, which suggests a greater and more durable effect than other available TRD treatments. However, pramipexole is not well tolerated and when it is, it requires slow titration due to dose-limiting AEs. The clinical utility of pramipexole would be greatly enhanced by improving the dose-limiting tolerability profile. Emerging data suggests that ALTO-207 could address these challenges, and be well positioned to treat this large and underserved patient population.”

Alto acquired CTC-501 (now ALTO-207), in development for depression, and CTC-413 (now ALTO-208), in development for Parkinson’s disease. Both product candidates are novel patent-protected dopamine agonists.

About the Completed Phase 2a Trial for CTC-501
Chase Therapeutics completed a randomized, placebo-controlled Phase 2a clinical trial evaluating CTC-501 in 32 patients with depression. The study consisted of two periods, a dose titration period in which patients were dosed with increasing dose levels of CTC-501 or placebo at increments of 1 mg/day (or matching placebo) until the maximum allowed dose (or first intolerable dose) was reached. Patients were then maintained for an eight-week treatment period at either the maximum allowed dose or their maximum tolerated dose (1 mg/day lower than their first intolerable dose in the titration period). The primary endpoint in the study was defined as overall tolerability and achievement of higher dose levels of pramipexole when combined with ondansetron. Clinical efficacy was evaluated as a secondary exploratory endpoint in the study.

The primary endpoint was achieved in the study. Patients randomized to receive CTC-501 reached a mean dose of 4.1mg per day with 67% of patients achieving the highest allowable dose of 5mg/day. CTC-501 was generally well tolerated in the maintenance period of the study.

The clinical efficacy measures were evaluated as secondary endpoints and across measures CTC-501 demonstrated large, clinically meaningful, effects. CTC-501 demonstrated statistically significant and clinically meaningful improvements from baseline compared to placebo on depression symptoms as measured by the Montgomery Åsberg Depression Rating Scalef, or MADRS (LSM Δ vs. placebo at Week 8 = -8.2, p=0.025, Cohen’s d=1.1). CTC-501 also demonstrated a significantly greater improvement compared to placebo on the Clinician Global Impression Scale of Severity, or CGI-S (LSM Δ vs. placebo at Week 8 = -0.76, p=0.04, Cohen’s d=1.0).

About the Completed Phase 2a Trial for CTC-413
ALTO-208 is a fixed-dose combination of pramipexole and aprepitant, an antiemetic, neurokinin-1 (NK-1) receptor antagonist. ALTO-208 is being developed for patients with Parkinson’s disease (PD).

Chase Therapeutics completed a blinded Phase 2a clinical trial evaluating CTC-413 (pramipexole co-administered with aprepitant) in 13 patients with PD. The study consisted of two periods. Patients in the treatment group were initially titrated to the maximum allowed dose of standard pramipexole extended release (4.5 mg/day). Patients were then switched to CTC-413 until the maximum allowed dose of 9mg/day (or first intolerable dose) was reached. Following three months of maintenance, patients returned to their pre-study regimen for final assessment.

The mean tolerated dose of CTC-413 significantly exceeded pramipexole (p<0.001). Six subjects (67%) tolerated CTC-413 at the maximum dose of 9.0mg/day and all but one remained on that dose throughout the final three-month treatment period. CTC-413 demonstrated favorable safety and tolerability with no unexpected, serious or persistent issues.

About the Transaction

Under the terms of the asset purchase agreement, Alto paid Chase Therapeutics an upfront payment of $1.75 million, and Chase Therapeutics will be eligible for up to an aggregate of $71.5 million in future milestone payments related to prespecified development and commercial milestones. $41 million of the potential future milestone payments are tied to commercial success of the product candidates.

Alto’s financial guidance remains unchanged. The Company expects its current cash balance to support planned operations into 2028, now through five clinical trial readouts across its pipeline programs.

Conference Call and Webcast at 8:00 a.m. ET Today
Alto Neuroscience will host a conference call today at 8:00 a.m. ET to discuss the acquisition of a novel dopamine agonist combination product candidate. The call will feature Michael Browning, D.Phil., Professor of Computational Psychiatry at the University of Oxford and Alan Schatzberg, M.D., Professor of Psychiatry and Behavioral Sciences at Stanford University. To listen to the live webcast, please visit Alto’s investor relations website. Participants may register for the call here.

A replay of the webcast will be available following the conclusion of the live call and will be accessible on the Company’s website.

About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in bipolar depression, major depressive disorder, treatment resistant depression (TRD), and schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “expects,” “plans,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations about the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its clinical trials; the reproducibility of positive clinical data seen in prior trials of CTC-501/ALTO-207; Alto’s clinical and regulatory development plans for ALTO-207; the competitive landscape and potential market opportunities for ALTO-207; and Alto’s anticipated cash runway. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including uncertainties inherent in the initiation, progress and completion of clinical trials and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in the section titled “Risk Factors” in Alto’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Availability of Information on Alto’s Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

Investor and Media Contact:
Mari Purpura

investors@altoneuroscience.com
media@altoneuroscience.com